POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below, being a director or officer of Prudential Annuities Life Assurance Corporation, does hereby make, constitute and appoint Lynn K. Stone, Douglas S. Morrin, Michael A. Pignatella, Douglas E. Scully, Kristin M. Gemski, and Richard H. Kirk, and each of them severally, as her true and lawful attorney-in-fact and agent with all power and authority on her behalf to sign her name, in any and all capacities, on Form S-3 registration statements of Prudential Annuities Life Assurance Corporation pertaining to, but not limited to, APEX, APEX II, ASAP I, ASAP II, ASAP III, ASXT, ASTX Four, ASL, ASL II, AS Pro, Wells VA +, AS Impact, Galaxy 3, Galaxy 2, XT6, XT8, Choice 2000, AS Cornerstone, Wells Apex, Wells, Alliance and GMA (including certain private label versions of those products.)

This grant of authority extends to any and all amendments to such registration statements, and also grants such attorneys-in-fact full power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agent and attorney-in-fact would have if personally acting.

The undersigned does hereby ratify and confirm all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

The undersigned has subscribed hereunder this 1st day of August, 2017.

Lori D. Fouché
Lori D. Fouché